CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statements of Additional Information constituting part of this Post-Effective Amendment No.109 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 11, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Reports to Shareholders of Colonial Global Equity Fund, Colonial International Horizons Fund, Colonial Select Value Fund, Colonial Strategic Balanced Fund, Colonial Global Utilities Fund and The Colonial Fund, each a series of Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statements of Additional Information.


PricewaterhouseCoopers LLP
Boston, Massachusetts
February 26, 1999